SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2006

LIFECELL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	01-19890	76-0172936
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Millenium Way
Branchburg, New Jersey	08876
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (908) 947-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to the Equity Compensation Plan to Permit Discretionary Grants of Options and Other Awards to Outside Directors

Overview

On May 15, 2006, the Board of Directors voted to amend and restate LifeCell Corporation’s (the “Company”) existing Equity Compensation Plan (the “Equity Compensation Plan”), subject to and effective upon the approval of our stockholders, to permit discretionary grants of stock options and other awards to non-employee directors of the Company. In addition to stock options, the Equity Compensation Plan permits the grant of stock purchase rights, stock-settled stock appreciation rights and restricted and unrestricted stock awards.

The Equity Compensation Plan currently provides for the automatic grant to a non-employee director of nonstatutory stock options to purchase 25,000 shares of Common Stock upon his or her initial election or appointment to the Board. In addition, the Equity Compensation Plan provides that each non-employee director will receive a nonstatutory stock option to purchase 10,000 shares of Common Stock on the date of each annual meeting of stockholders, provided that he or she has not received an initial grant of options in the same year. Non-employee directors are not currently permitted to receive grants of stock purchase rights, stock-settled stock appreciation rights and restricted and unrestricted stock awards under the Equity Compensation Plan.

In lieu of the automatic grants of nonstatutory stock options to non-employee directors of the Company, if the amendment is approved by our stockholders, each non-employee director may be granted nonstatutory stock options or any of the other types of awards available under the Equity Compensation Plan in amounts, subject to certain limitations discussed below, determined by the Nominating and Corporate Governance Committee (the “Nominating Committee”). The Compensation Committee will retain authority to grant stock options and other awards under the Equity Compensation Plan to officers, employees and other service providers (other than non-employee directors).

Stock options granted to non-employee directors under the Equity Compensation Plan prior to this amendment will remain outstanding and will be unaffected by this amendment.

Awards that may be Granted to Outside Directors

If approved, the amended and restated Equity Compensation Plan will authorize the Nominating Committee to grant Nonstatutory Stock Options (“Options”), Stock Purchase Rights, Stock Appreciation Rights (“SARs” and together with Stock Purchase Rights, “Rights”), and Restricted and Unrestricted Stock Awards (“Awards”) to non-employee directors.

Annual Limit on Grants. Under the Equity Compensation Plan, no employee, director or consultant may receive grants of Options or SARs during any calendar year relating to more than 600,000 shares of Common Stock.

Shares Subject to the Equity Compensation Plan. The aggregate number of shares of Common Stock authorized for issuance under the Equity Compensation Plan is 5,396,416. As of May 12, 2006, there were 1,972,041 shares of Common Stock remaining that are available for future grants under the Equity Compensation Plan.

Equity Grants

Except for grants of Options and Restricted Stock Awards to be made to non-employee directors during 2006, the grant of Options, Rights and Awards under the Equity Compensation Plan is discretionary. Subject to the approval of the Equity Compensation Plan at the 2006 Annual Meeting of Stockholders, the Nominating Committee has determined that if there is a newly elected director in 2006, he will receive an initial grant of options to purchase 15,000 shares of Common Stock. Non-employee directors previously in office will receive a restricted stock award of 3,500 shares of Common Stock on the date of the 2006 Annual Meeting of Stockholders. The Nominating Committee has determined that those options and restricted stock awards granted to non-employee directors will generally become exercisable or vest, as the case may be, in equal installments over a three year period commencing on the first anniversary of the date of grant.

The foregoing description of the terms of the Equity Compensation Plan is qualified in its entirety by reference to the actual terms of the Equity Compensation Plan which is attached as Exhibit 10.1 to this report.

Item 8.01	Other Events.

Increase of Compensation and Benefits Paid to the Company’s Outside Directors

On May 15, 2006, the Nominating Committee adopted a resolution that increased the compensation and benefits paid to the Company’s outside directors. Effective June 1, 2006, the new compensation and benefits paid to the Company’s non-employee directors shall be as set forth below:

PAY ELEMENT	AMOUNT
Annual Board Cash Retainer	$25,000
Board Meeting Fees	$1,500
Additional Annual Cash Committee Retainers - Chair	Audit: $10,000 Compensation: $6,000 Nominating and Corporate Governance: $6,000
Annual Cash Committee Retainers - Member	Audit: $5,000 Compensation: $3,000 Nominating and Corporate Governance: $3,000
Initial Equity Grant to New Directors
For 2006, options to purchase 15,000 shares of common stock to vest equally over a three year period commencing on the one year anniversary of the date of grant. Following 2006, to be determined by the Nominating Committee annually.

Annual Equity Grants to Current Directors
For 2006, 3,500 restricted stock awards to vest equally over a three year period commencing on the one year anniversary of the date of grant. Following 2006, to be determined by the Nominating Committee annually.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	LifeCell Corporation Equity Compensation Plan, as amended

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECELL CORPORATION

By:	/s/ Steven T. Sobieski
Steven T. Sobieski
Chief Financial Officer

Date: May 19, 2006